Exhibit 10.28

EMPIRE CAPITAL PARTNERS

STRICTLY PRIVATE AND CONFIDENTIAL

Unit 8, 448 Roberts Road, Subiaco

Western Australia 6008

19 March 2026	T: +61 8 9388 9230

E: info@empirecapitalpartners.co.uk

Perth/Hong Kong/Singapore

Mr Mick McMullin

Chairman

REEcycle Holdings Inc.

8310 Castleford St. Ste. 320

Houston, TX 77040

SELL-SIDE ADVISORY MANDATE

Proposed Business Combination between REEcycle Holdings Inc. and Hall Chadwick Acquisition Corp. (HCACU)

This Mandate Letter sets out the terms upon which Empire Capital Partners Pty Ltd (“Empire”) is engaged by REEcycle Holdings Inc. (“REEcycle” or the “Company”) in connection with a proposed business combination transaction with Hall Chadwick Acquisition Corp. (NASDAQ: HCACU) (“HCAC” or the “SPAC”). Empire has introduced REEcycle to HCAC and is facilitating discussions regarding a potential merger or other business combination pursuant to which REEcycle would combine with HCAC and ultimately become the publicly listed operating entity through HCAC’s special purpose acquisition company structure (the “Transaction”).

In connection with the Transaction, REEcycle hereby appoints Empire as its sell-side financial advisor to assist with the structuring, negotiation and execution of the proposed business combination with HCAC, including coordinating discussions between the parties and supporting the Company throughout the transaction process. Empire will work closely with REEcycle’s management and other advisors to progress the Transaction and to facilitate the successful completion of a business combination between REEcycle and HCAC.

Scope of Work

Empire will provide the following services (“Services”), where appropriate and reasonably requested by the Company, in connection with the proposed business combination transaction between REEcycle and Hall Chadwick Acquisition Corp. (HCACU) (the “Transaction”):

i.	Strategic Advisory – Advising the Company on the overall Transaction strategy, including the proposed SPAC merger structure, valuation positioning, transaction timeline, and key procedural steps required to complete the business combination;

ii.	Transaction Facilitation – Introducing, coordinating and participating in confidential discussions and negotiations between the Company and Hall Chadwick Acquisition Corp., and facilitating communication between the respective management teams and advisors;

iii.	Transaction Structuring – Advising the Company on the optimal structure, terms and mechanics of the proposed SPAC business combination, including consideration structure, capital structure, and related financing elements (including potential PIPE or other capital raising components if applicable);

iv.	Due Diligence Coordination – Assisting and participating in any due diligence processes required in connection with the Transaction, including coordinating data room access, responding to information requests, facilitating management presentations and participating in diligence meetings;

v.	Documentation Support – Assisting the Company and its advisors with the preparation, review and negotiation of key transaction documentation, including merger agreements, term sheets, investor materials and other relevant agreements required to effect the Transaction;

vi.	Transaction Execution – Supporting the Company through the execution phase of the Transaction, including coordination with legal, accounting and other professional advisors, and assisting with matters necessary to progress the Transaction toward completion.

Term

This Mandate shall commence on the date of execution of this Agreement and shall remain in full force and effect until the earlier of:

i.	the successful completion of the Transaction, including the consummation of the proposed business combination between Reecycle and Hall Chadwick Acquisition Corp. (HCACU) and the listing of the combined entity on the NASDAQ; or

ii.	the date upon which negotiations between Reecycle and HCAC are terminated,

unless terminated earlier by mutual written agreement of the parties.

HCAC Advisor

In consideration of the Services to be provided by Empire under this Mandate, REEcycle appoints Empire Capital Partners Pty Ltd as its lead sell-side financial advisor in respect of the Transaction.

During the term of this Mandate, the Company agrees that it shall not appoint, engage, or enter into any arrangement with any other financial advisor, investment bank, broker, or intermediary in connection with a sell-side transaction with HCAC without the prior written approval of Empire (not to be unreasonably withheld).

For the avoidance of doubt, Empire shall remain the Company’s lead sell-side advisor for the Transaction with Hall Chadwick Acquisition Corp. (HCACU) and shall retain its rights under this Mandate, including the entitlement to the Success Fee, irrespective of whether the Company appoints or engages any other party in relation to the Transaction without Empire’s prior written approval.

Fees

In consideration for the Services provided by Empire in connection with the Transaction, the Company agrees to pay Empire the following fees, through the issuance of shares (subject to the same lock up provisions as the consideration paid to REE shareholders):

(a)	Success Fee

-	Upon the successful completion of the Transaction, Empire or its nominee shall be entitled to a success fee equal to 2.25% of the total transaction value paid to REEcycle shareholders at completion in connection with the Transaction pursuant to the business combination with Hall Chadwick Acquisition Corp., including any equity consideration, cash consideration, or other forms of value received by REEcycle shareholders at closing as part of the Transaction.

-	The success fee shall become due and payable upon completion of the Transaction and the listing of the combined entity on the NASDAQ, or such earlier closing event that results in REEcycle completing a business combination with HCAC.

-	For illustrative purposes only, if the Transaction values REEcycle at US$400,000,000, the success fee payable to Empire would be 2.25% of such valuation, being US$9,000,000, which shall be satisﬁed through the issuance of shares (subject to the same lock up provisions as the consideration paid to REE shareholders) in the combined NASDAQ-listed entity at the same valuation and pricing applied to REEcycle shareholders in the Transaction, issued at closing of the Transaction.

-	The parties acknowledge and agree that if the economics of the Transaction are varied in connection with any PIPE fundraising undertaken in connection with the Transaction they will discuss in good faith the impact on the calculation of the fee (if any).

(b)	Expenses

-	The Company agrees to reimburse Empire for all reasonable out-of-pocket expenses incurred by Empire in connection with the performance of the Services and the progression of the Transaction, including but not limited to travel, accommodation, due diligence costs, professional services, and preparation of transaction materials.

-	Any such expenses shall be subject to the prior approval of REEcycle, and shall be reimbursed by the Company promptly upon receipt of reasonable supporting documentation from Empire.

Tail Fee

In the event that this Mandate is terminated or expires for any reason, Empire shall remain entitled to the Success Fee if, within twelve (12) months following such termination or expiry, the Company completes or enters into a binding agreement to complete a business combination, merger, reverse merger, or other transaction with Hall Chadwick Acquisition Corp. (HCACU).

For the avoidance of doubt, if the Company proceeds with, completes, or otherwise consummates a transaction with Hall Chadwick Acquisition Corp. within twelve (12) months following the termination or expiry of this Mandate, Empire shall be entitled to receive the Success Fee on the same terms as set out in this Mandate, as if the Transaction had been completed during the term of this Agreement.

Governing Law

This Mandate and any dispute or claim arising out of or in connection with it (including any non- contractual disputes or claims) shall be governed by and construed in accordance with the laws of Western Australia, Australia.

Each party irrevocably submits to the exclusive jurisdiction of the courts of Western Australia in respect of any proceedings arising out of or relating to this Mandate.

Limitation of Liability

To the maximum extent permitted by law, the aggregate liability of REEcycle arising out of or in connection with this Agreement will not exceed the fees payable by REEcycle to Empire under this Agreement. REEcycle will not be liable for any indirect or consequential loss.

Acceptance

Please confirm your agreement to the terms of this Mandate by signing and returning a copy of this letter. Upon execution by both parties, this Mandate will constitute a binding agreement between REEcycle Holding Inc. and Empire Capital Partners Pty Ltd in respect of the Services described herein.

Accepted and agreed for and on behalf of REEcycle Holdings Inc.

Name:	Michael James McMullen
Title:

Signature:	/s/ Michael James McMullen

Date:	4/2/2026

Accepted and agreed for and on behalf of Empire Capital Partners Pty Ltd

Name:	Qing Xu
Title:	Sole Director

Signature:	/s/ Qing Xu

Date:	02/04/2026

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